Exhibit 99.1
DRAFT
For Release on Tuesday November 8, 2011 at 8 a.m. ET

AMRI Announces Third Quarter 2011 Results

 Company Announces Cost Reduction Initiatives To Improve Profitability

Albany, NY (November 8, 2011) — AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2011.

Highlights include:

•	Signed multi-year agreements with Eli Lilly and Company and the National Institutes of Health (NIH) / National Institute of Neurological Disorders and Stroke (NINDS) to provide drug discovery services
•	17% growth in Large-Scale Manufacturing
•	8% growth in Development/Small-Scale Manufacturing
•
AMRI to cease all activities related to  its internal R&D programs, excluding its generic program, saving approximately $7 million in operating expenses in 2012; Company will immediately wind down programs to focus efforts only on  partnering/out-licensing opportunities

Third Quarter 2011 Results

Total revenue for the third quarter of 2011 was $50.2 million, essentially flat with results reported in the third quarter of 2010.

Total contract revenue for the third quarter of 2011 was $43.8 million, an increase of 2% compared to total contract revenue of $42.9 million reported in the third quarter of 2010.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small-Scale Manufacturing, and Large-Scale Manufacturing business components.

•	Discovery Services contract revenue for the third quarter was $8.9 million, a decrease of 29% from $12.5 million in 2010
•	Development/Small-Scale Manufacturing contract revenue for the third quarter was $9.2 million, an increase of 8% from $8.5 million in 2010
•	Large-Scale Manufacturing contract revenue for the third quarter was $25.7 million, an increase of 17% from $21.9 million in 2010

Recurring royalties in the third quarter of 2011 were $6.5 million, a decrease of 17% from $7.7 million in the third quarter of 2010.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic and OTC forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss under U.S. GAAP was $(5.9) million, or $(0.19) per basic and diluted share in the third quarter of 2011, compared to a net loss of $(9.9) million, or $(0.33) per basic and diluted share for the third quarter of 2010.  Net loss, as adjusted was $(5.7) million, or $(0.19) per basic and diluted share.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2011 was $161.1 million, an increase of $11.6 million or 8% compared to $149.4 million for the same period in 2010.

Total contract revenue for the first nine months of 2011 was $130.2 million, an increase of $7.7 million or 6% from $122.5 million for the same period in 2010.

•	Contract revenue for Discovery Services in the nine-month period ended September 30, 2011 was $28.5 million, a decrease of 23% from $37.0 million in 2010
•	Contract revenue for Development/Small-Scale Manufacturing in the nine-month period ended September 30, 2011 was $28.7 million, an increase of 16% from $24.7 million in 2010
•
Contract revenue for Large-Scale Manufacturing in the nine-month period ended September 30, 2011 was $73.0 million, an increase of 20% compared to $60.8 million in the nine-month period ended September 30, 2010

Recurring royalties from Allegra® for the first nine months of 2011 were $27.9 million, an increase of 3% compared to royalty revenue of $26.9 million in 2010.

Total revenue for the nine months ended September 30, 2011 includes milestone revenue of $3.0 million resulting from the company’s 2005 licensing agreement with Bristol-Myers Squibb Company.

Net loss under U.S. GAAP for the nine months ended September 30, 2011 was $(7.9) million or $(0.26) per basic and diluted share, compared to net loss of $(13.8) million or $(0.44) per basic and diluted for the nine months ended September 30, 2010.  Adjusted net loss for the nine months ended September 30, 2011 was $(6.7) million or $(0.22) per basic and diluted share.

For a reconciliation of net loss and loss per diluted share as reported to adjusted net loss and loss per diluted share for the 2011 and 2010 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “The recently signed agreements with NIH and Lilly underscore the significant progress we are making in establishing broader, strategic long-term customer relationships across all segments of our business.  We believe additional opportunities exist for multi-year partnership deals in discovery, development and large-scale services from the biopharmaceutical community.

 “Regarding our Burlington facility, our investments of significant time and resources at this site have proven effective.  We have received encouraging news from the FDA, and have resumed both clinical and commercial production activities at the site.  As a result of this progress, we believe we will close the year with a much stronger platform for global growth in 2012 and beyond.  Now, more than ever, our customers are focused on pipeline development and commercialization of biologics – such as vaccines and other injectibles – as part of their global business strategy, which further supports our commitment to operational improvements in Burlington,” added Dr. D’Ambra.

“Given the current economic and market environment, it is more important than ever to maximize our flexibility to adapt to whatever market conditions we may face in the most efficient and effective manner. Therefore, although regrettable, by the end of 2011, we will cease all internal R&D activities directed to new compounds and focus our efforts on partnering or out-licensing all existing compounds in our proprietary pipeline.  In addition, we are in the process of a thorough review of our global organization to determine additional opportunities to increase efficiencies.  We are taking a measured approach and anticipate actions taken will create a leaner company with improved liquidity and a greater ability to achieve profitability,” said Dr. D’Ambra.

Liquidity and Capital Resources

At September 30, 2011, AMRI had cash, cash equivalents and marketable securities of $20.0 million, compared to $41.5 million at December 31, 2010.

Total debt at September 30, 2011 was $9.2 million, compared to $13.2 million at December 31, 2010.  Cash, cash equivalents, and marketable securities, net of debt, were $10.8 million at September 30, 2011, compared to $28.3 million at December 31, 2010.  The decrease in cash and equivalents was primarily due to cash used in operations of $9.1 million, capital expenditures of $7.9 million, and principal payments on debt of $4.0 million.  Cash used in operations during the nine months ended September 30, 2011 includes a payment of $4.8 million made in the first quarter associated with the Company’s settlement of a 2010 arbitration matter.  Total common shares outstanding, net of treasury shares, were 30,648,812 at September 30, 2011.

2011 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the fourth quarter and full year 2011.  “In the fourth quarter, we expect contract revenue to range from $41 million to $45 million, an increase of up to 11% versus 2010.  For the full year 2011, we have lowered our contract revenue guidance to now range from $171 million to $175 million, an increase of up to 8% versus 2010.”

Mr. Frost continued, “As per our practice for the last three quarters, we will not be providing royalty revenue or earnings guidance as we believe there will be continued volatility in the United States Allegra® OTC conversion process.  Our practice will be revisited as we enter 2012.  To partially offset the anticipated decline in gross margins for the full-year 2011, in the fourth quarter, we expect research and development expenses to decrease between 25-30%.    Additionally, we expect selling, general, and administrative expense to be flat to down 2% compared with prior year.  In connection with our decision to cease further development with respect to our internal R&D portfolio, we also expect to incur a restructuring charge in the fourth quarter in order to right size our discovery operations to reflect this change in our approach.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•
A five-year contract, which includes funding of up to $43 million, from the National Institutes of Health (NIH) / National Institute of Neurological Disorders and Stroke (NINDS) to provide chemistry and other drug discovery technologies in support of NINDS’ Medicinal Chemistry for Neurotherapeutics Program.

•
A six-year in-sourcing agreement with Eli Lilly and Company (NYSE: LLY) in which AMRI will provide organic and synthetic chemistry services to the medicinal chemistry department on the Lilly campus in Indianapolis, Ind.

•
The receipt of a letter from U.S. Food and Drug Administration regarding AMRI’s Burlington, Massachusetts aseptic finish-and-fill facility, which stated the corrective actions proposed by AMRI in its written response to an August 2010 warning letter and a June 2011 Form 483, should adequately address the observations made by FDA investigators.

•	A signed agreement with Creative Antibiotics, a Swedish-based drug discovery company, to provide chemistry and biology services to progress their antibacterial programs.
•	The hire of Subramanyam Maddala as President, India Operations, to lead AMRI’s Indian API manufacturing operations and manage AMRI facility operations in Hyderabad and Aurangabad, India.
•
The hire of Charles Jensen, Ph.D. as Director of Drug Metabolism and Pharmacokinetics, strengthening AMRI's capabilities in DMPK and further enhancing its global platform of integrated discovery biology and chemistry services.

•
The decision to eliminate further development activities related to AMRI’s internal R&D programs, excluding its generic R&D program.  The company will continue to pursue active partnership and out-licensing opportunities for the existing pipeline.

Third Quarter Conference Call

The Company will hold a conference call at 10:00 a.m. ET on Tuesday November 8, 2011 to discuss its quarterly results, business highlights and prospects. During the conference call, the Company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 1-888-724-9513 (domestic calls) or 1-913-312-1482 (international calls) at 9:45 a.m. ET and entering passcode 3299468.  The webcast will be available live via the Internet and can be accessed on the Company’s website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue for the fourth quarter and full year 2011, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2011 Financial Guidance,” statements made regarding the effectiveness of the remediation efforts undertaken by the company in response to the FDA warning letter, statements regarding the strength of the company's business and prospects, statements regarding the actions taken to improve operating performance, and statements concerning the company's momentum and long-term growth, including expected results for 2012. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® and the OTC conversion of Allegra® on the company's receipt of significant royalties under the Allegra® license agreement,  the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company’s ability to obtain financing sufficient to meet its business needs and to meet the covenants set forth in its agreements or to negotiate a waiver or amendment with its lenders, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011, and the company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of loss from operations, net loss and loss per diluted share adjusted to exclude certain restructuring charges, purchase accounting adjustments, business acquisition charges, FDA remediation costs and arbitration charges in the 2011 and 2010 periods.  We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for loss from operations, net loss or loss per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Contract revenue	$43,771	$42,873	$130,199	$122,497
Recurring royalties	6,458	7,744	27,854	26,926
Milestone revenue	—	—	3,000	—
Total revenue	50,229	50,617	161,053	149,423

Cost of contract revenue	45,388	42,083	128,116	111,360
Technology incentive award	646	775	2,839	2,693
Research and development	1,608	2,873	6,122	8,449
Selling, general and administrative	10,821	10,517	32,312	30,399
Restructuring charges	—	9	951	5,696
Impairment charges	—	—	—	2,306
Arbitration charge	—	9,626	127	9,626
Total operating expenses	58,463	65,883	170,467	170,529

Loss from operations	(8,234)	(15,266)	(9,414)	(21,106)

Interest (expense) income, net	(114)	53	(113)	162
Other income (expense), net	773	(650)	529	(612)

Loss before income taxes	(7,575)	(15,863)	(8,998)	(21,556)

Income tax (benefit)expense	(1,723)	(5,972)	(1,111)	(7,805)

Net loss	$(5,852)	$(9,891)	$(7,887)	$(13,751)

Basic loss per share	$(0.19)	$(0.33)	$(0.26)	$(0.44)

Diluted loss per share	$(0.19)	$(0.33)	$(0.26)	$(0.44)

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	September 30,	December 31,
(Dollars in thousands, except for per share data)	2011	2010

Cash, cash equivalents and investment securities	$20,024	$41,481
Accounts receivable, net.	34,070	32,766
Royalty income receivable	6,456	7,416
Inventory	25,135	27,102
Total current assets	113,372	134,046
Property and equipment, net	157,153	163,212
Total assets	296,053	325,106

Total current liabilities	44,005	54,637
Long-term debt, excluding current installments	3,004	11,737
Total liabilities	60,328	81,363
Total stockholders’ equity	235,725	243,743
Total liabilities and stockholders’ equity	296,053	325,106

Table 1:  Reconciliation of third quarter 2011 and 2010 reported loss from operations, net loss and loss per diluted share to adjusted loss from operations, adjusted net loss and adjusted loss per share:

				YTD	YTD
	Third Quarter 2011	Third Quarter 2010		September 30, 2011	September 30, 2010
Loss from operations, as reported	$(8,234)		$(15,266)	$(9,414)	$(21,106)
AMR Hungary restructuring	-		-	-	(133)
AMR US restructuring	-		9	951	5,829
FDA remediation costs	200		-	615	-
Arbitration charges	-		-	127	-
Real property tax credit adjustment	-		-	375	-
Asset impairment charges	-		-	-	2,306
Business acquisition costs	-		-	-	1,604
Loss from operations, as adjusted	$(8,034)		$(15,257)	$(7,346)	$(11,500)

Net loss, as reported	$(5,852)		$(9,891)	$(7,887)	$(13,751)
AMR Hungary restructuring	-		-	-	(133)
AMR US restructuring, net of tax	-		6	627	3,789
FDA remediation costs, net of tax	130		-	400	-
Arbitration charges, net of tax	-		6,257	83	6,257
Real property tax credit adjustment, net of tax	-		-	245	-
Purchase accounting adjustments, net of tax	-		-	(190)	-
Asset impairment charges, net of tax	-		-	-	1,499
Business acquisition costs, net of tax	-		-	-	1,079
Net loss, as adjusted	$(5,722)		$(3,628)	$(6,722)	$(1,260)

Loss per diluted share, as reported	$(0.19)		$(0.33)	$(0.26)	$(0.44)
AMR Hungary restructuring	-		-	-	-
AMR US restructuring, net of tax	-		-	0.02	0.12
FDA remediation costs, net of tax			-	0.01	-
Arbitration charges, net of tax	-		0.21	-	0.20
Real property tax credit adjustment, net of tax	-		-	0.01	-
Purchase accounting adjustments, net of tax	-		-	-	-
Asset impairment charges, net of tax	-		-	-	0.05
Business acquisition costs, net of tax	-		-	-	0.03
Loss per diluted share, as adjusted	$(0.19)	$	(0.12)	$(0.22)	$(0.04)

Contacts:
Investors – Mark Frost, AMRI Chief Financial Officer, 518-512-2211
Media – Yolanda Meleco, AMRI Communications, 518-512-2319